Notice to YIT Corporation’s Extraordinary General Meeting

YIT Corporation Stock Exchange Release July 27, 2017 at 08:10 a.m.

The shareholders of YIT Corporation ("YIT" or the "Company") are invited to attend the Extraordinary General Meeting to be held on Tuesday, September 12, 2017, starting at 10.00 am (Finnish time GMT+2) in Hall A of the Congress Wing at the Finlandia Hall, located at the address Mannerheimintie 13, Helsinki (entrance through doors M1 and K1).

Check-in for those who have registered for the meeting, distribution of ballots and serving of coffee will start at the venue at 9.00 am. Registration for the meeting must be made no later than by 10:00 a.m. Finnish time on September 7, 2017.

A.	Matters to be considered at the meeting

The following matters will be considered at the Extraordinary General Meeting:

1.	Opening of the meeting

2.	Calling the meeting to order

3.	Election of persons to scrutinize the minutes and to supervise the counting of votes

4.	Recording the legality of the meeting

5.	Recording the attendance at the meeting and adoption of the list of votes

6.	Resolutions relating to the combination of YIT Corporation and Lemminkäinen Corporation

YIT announced on June 19, 2017 the combination of YIT's and Lemminkäinen Corporation’s (“Lemminkäinen”) business operations through a statutory absorption merger of Lemminkäinen into YIT pursuant to the Finnish Companies Act (624/2006, as amended, the “Companies Act”). As a result of the merger, all assets and liabilities of Lemminkäinen will be transferred without a liquidation procedure to YIT, and Lemminkäinen will be dissolved (the “Combination”). The shareholders of Lemminkäinen will receive new shares in YIT as merger consideration in proportion to their existing shareholdings.

The purpose of the Combination is to create one of the leading construction companies in urban development in the Northern European construction market with a balanced business portfolio of Housing, Business Premises, Infrastructure and Property Partnership and wider geographical presence. Together, YIT and Lemminkäinen can leverage their wide professional network to provide customers cost-competitive yet high quality and complex solutions. YIT and Lemminkäinen will create a broad project execution platform for their diversified customer base. The broadened service offering will decrease the combined company’s sensitivity to economic fluctuations, which will support cash flow generation and help the combination to reach its growth targets. The increased size, reduced risk potential and strengthened capital base of the combined company also give potential for increased financing options and lower cost of debt. In addition, the benefits of scale enable new market opportunities and ability to capture larger projects. The Combination is expected to create significant value for the shareholders of the combined company through synergies resulting from the coordination of the operations of YIT and Lemminkäinen and through increasing business opportunities. Furthermore, employees will gain improved career opportunities under a larger corporation and the combined company is expected to be an attractive employer for both existing and new talent.

In order to complete the Combination, the Board of Directors of YIT proposes that the Extraordinary General Meeting would (i) resolve on the statutory absorption merger of Lemminkäinen into YIT in accordance with the merger plan approved by the Boards of Directors of YIT and Lemminkäinen and dated June 19, 2017 and thereafter registered with the Trade Register of the Finnish Patent and Registration Office on June 20, 2017 (the "Merger Plan"); and as part of approval of the merger, conditionally upon the execution of the merger: a. approve the amended Articles of Association of YIT in the form appended to the Merger Plan; b. approve the issuance of new shares of YIT as merger consideration to the shareholders of Lemminkäinen;

and c. pursuant to the proposal of the Shareholders' Nomination Board of YIT made after consulting the Nomination Committee of the Board of Directors of Lemminkäinen and included in the Merger Plan, resolve on the number and election of the members of the Board of Directors of YIT, all as further set out below and (ii) pursuant to the proposal of the Shareholder's Nomination Board of YIT made after consulting the Nomination Committee of the Board of Directors of Lemminkäinen resolve on the remuneration of the Board of Directors of YIT.

Existing shareholders of YIT representing in the aggregate approximately [20] percent of all the shares and votes in YIT as at the date of this notice have undertaken, subject to certain customary conditions, to attend the Extraordinary General Meeting and support and vote for the proposals of the Board of Directors.

The following proposals under 6.1. of the Board of Directors and the Shareholders’ Nomination Board of YIT form an entirety that requires the adoption of all its individual items by a single resolution. The Extraordinary General Meeting may only approve or reject the proposals set out in the Merger Plan, but not amend them.

The Combination as a whole and the proposed changes to the Articles of Association of YIT, issuance of shares as merger consideration, the number of members of the Board of Directors of YIT, the composition of the Board of Directors of YIT and the remuneration of the Board of Directors of YIT are conditional upon and will become effective upon the registration of the execution of the merger. The planned date of execution of the merger is November 1, 2017. The planned date of execution may change as set out in the Merger Plan.

6.1 Resolution on the merger

Pursuant to the Merger Plan, Lemminkäinen shall be merged into YIT through an absorption merger, so that all assets and liabilities of Lemminkäinen shall be transferred without a liquidation procedure to YIT in a manner described in more detail in the Merger Plan.

The Board of Directors of YIT proposes that the Extraordinary General Meeting resolves on the merger of Lemminkäinen into YIT in accordance with the Merger Plan. The resolution on the merger includes among other matters set out in the Merger Plan, the following key items (as specified in the Merger Plan):

a.	Amendment of the Articles of Association

Pursuant to the Merger Plan, the Articles of Association of YIT shall be amended in connection with the execution of the merger. The amendments set out in the Merger Plan mainly include technical amendments to most of the sections of the Articles of Association. The most significant amendments include changing the field of business of YIT, changing the number of members of the Board of Directors, adding a provision for electing new Chairman and/or Vice Chairman of the Board of Directors where the Chairman or Vice Chairman of the Board of Directors leaves his/her post during his/her term of office and changing the deadline for arranging an Annual General Meeting. The amended Articles of Association of YIT have been appended in their entirety to the Merger Plan.

b.	Merger consideration

Pursuant to the Merger Plan, the shareholders of Lemminkäinen shall receive as merger consideration 3.6146 new shares of YIT for each share owned in Lemminkäinen, that is, the merger consideration shall be issued to the shareholders of Lemminkäinen in proportion to their existing shareholding with a ratio of 3.6146:1. In case the number of shares received by a shareholder of Lemminkäinen as merger consideration would be a fractional number, the fractions shall be rounded down to the nearest whole number. Fractional entitlements to new shares of YIT shall be aggregated and sold in public trading on Nasdaq Helsinki Ltd. and the proceeds shall be distributed to shareholders of Lemminkäinen entitled to receive such fractional entitlements in proportion to holding of such fractional entitlements.

Any costs related to the sale and distribution of fractional entitlements shall be borne by YIT. The total number of shares issued as merger consideration shall be rounded down to the nearest full share. Based on the number of issued and outstanding shares in Lemminkäinen on the date of this notice, a total of 83,876,431 new shares in YIT would be issued to shareholders of Lemminkäinen as merger consideration.

c.	Number of members of the Board of Directors

Pursuant to the Merger Plan, the Shareholders’ Nomination Board of YIT, after consultation with the Nomination Committee of the Board of Directors of Lemminkäinen, proposes that the total number of members of the Board of Directors, including the Chairman and Vice-Chairman of the Board of Directors, shall be eight (8).

d.	Composition of the Board of Directors

Pursuant to the Merger Plan, the Shareholders’ Nomination Board of YIT, after consultation with the Nomination Committee of the Board of Directors of Lemminkäinen, proposes that Inka Mero, Tiina Tuomela and Erkki Järvinen of the current members of the Board of Directors of YIT be conditionally elected to continue to serve on the Board of Directors of YIT, that Juhani Mäkinen, Kristina Pentti-von Walzel and Harri-Pekka Kaukonen of the current members of the Board of Directors of Lemminkäinen be conditionally elected as new members of the Board of Directors of YIT, and that Matti Vuoria, currently Chairman of the Board of Directors of YIT, be conditionally elected to continue as Chairman of the Board of Directors of YIT and Berndt Brunow, currently Chairman of the Board of Directors of Lemminkäinen, be conditionally elected as new Vice-Chairman of the Board of Directors of YIT, each for the term commencing on the date of registration of the execution of the merger and expiring at the end of the next Annual General Meeting of YIT.

All the board nominees are considered independent of YIT and of the significant shareholders of YIT. The board nominees have given their consent to the election. CVs of the proposed Board members are attached to this notice as Appendix 1 and available on the Company’s website at www.yitgroup.com/egm2017.

The term of the members of the Board of Directors not conditionally elected to continue in the Board of Directors pursuant to the Merger Plan shall end on the date of registration of the execution of the merger.

The Shareholders’ Nomination Board of YIT, after consultation with the Nomination Committee of the Board of Lemminkäinen, may amend the above-mentioned proposal concerning the election of members of the Board of Directors of YIT, in case one or more of the above-mentioned persons would not be available for election at the Extraordinary General Meeting of YIT resolving on the merger.

The above proposals under 6.1 shall be approved as part of the merger and hence cannot be amended by the Extraordinary General Meeting.

6.2 Conditional resolution on the remuneration of new members of the Board of Directors

The Shareholders’ Nomination Board of YIT, after consultation with the Nomination Committee of the Board of Directors of Lemminkäinen, proposes that in line with the resolutions of the Annual General Meeting of YIT held on March 16, 2017, the new members of the Board of Directors of YIT to be elected for a term of office commencing on the date of registration of the execution of the merger and expiring at the end of the first Annual General Meeting of YIT following the date of registration of the execution of the merger be paid the following remuneration: to the Vice Chairman of the Board of Directors and the Chairman of the Audit Committee EUR 60,000 per year and EUR 46,800 per year to the other members of the Board of Directors.

The Shareholders’ Nomination Board of YIT, after consultation with the Nomination Committee of the Board of Directors of Lemminkäinen, further proposes that in line with the resolutions of the Annual General Meeting of YIT held on March 16, 2017, the new members of the Board of Directors be paid a meeting fee of EUR 550 per meeting in addition to the fixed annual fee. In addition, it is proposed that EUR 550 be paid to the new members of the committees of the Board of Directors for each committee meeting. Per diems are proposed to be paid for trips in Finland and abroad in accordance with the State’s travelling compensation regulations.

In addition, the Shareholders’ Nomination Board of YIT, after consultation with the Nomination Committee of the Board of Directors of Lemminkäinen, proposes that in line with the resolutions of the Annual General Meeting of YIT held on March 16, 2017,  the award and payment of the fixed annual fee of the new members of the Board of Directors be contingent on the Board members committing to purchasing directly, based on the resolution of the Extraordinary General Meeting, YIT Corporation shares amounting to 40% of the fixed annual fee from a regulated market (Nasdaq Helsinki Ltd) at a price determined by public trading, and that the shares in question be purchased directly on behalf of the Board members. The shares shall be purchased by a financial intermediary based on a purchase order given on behalf of the Board members within two weeks of the publication of the first interim report to be published after the execution of the merger.

The annual remuneration of the new Board members elected hereunder shall be paid in proportion to the length of their term of office. Otherwise the resolutions on Board remuneration made by the Annual General Meeting held on March 16, 2017 shall remain in force unaffected.

Pursuant to the Merger Plan, the execution of the merger is conditional upon this proposal being duly approved by the Extraordinary General Meeting.

7.	Temporary deviation from the Standing Order of the YIT Shareholders’ Nomination Board

As a consequence of the Combination, the Shareholders' Nomination Board of YIT proposes to the Extraordinary General Meeting that the Extraordinary General Meeting resolves to make a one-time deviation from the standing order of the YIT Shareholders' Nomination Board (the "Standing Order"). According to the current Standing Order, the right to nominate members to the Shareholders' Nomination Board rests with the three largest shareholders who are registered in the shareholders' register on the last weekday of August in the year preceding the General Meeting for which the Shareholders' Nomination Board prepares proposals for.

The Shareholders' Nomination Board proposes that, in deviation from the above, the right to nominate members to the Nomination Board preparing proposals for General Meetings held during 2018 shall rest with the three largest shareholders who are registered in the shareholders' register on the registration date of the execution of the merger of Lemminkäinen into YIT or, if not a business day, on the first business day following such registration date. Further, as a precaution for the possibility that the execution of the merger has not taken place by November 1, 2017, it is proposed that the Nomination Board shall have a reasonable time to prepare its proposals before the Annual General Meeting 2018 instead of having time until end of January 2018 and that the Nomination Board shall in such case publish its proposals as soon as practically possible. In all other respects the Nomination Board shall follow the current Standing Order.

Pursuant to the Merger Plan, the execution of the merger is conditional upon this proposal being duly approved by the Extraordinary General Meeting.

8.	Closing of the meeting

B. Documents of the Extraordinary General Meeting

The Merger Plan and the proposals for the decisions on the matters on the agenda of the Extraordinary General Meeting as well as this notice are available on the Company’s website at www.yitgroup.com. Other documents, which according to the Companies Act shall be kept available for the shareholders, will be available on the above-mentioned website as from August 11, 2017, at the latest. The proposals for decisions and the other above-mentioned documents are also available at the meeting. The minutes of the Extraordinary General Meeting will be available on the Company’s website at www.yitgroup.com by September 26, 2017.

C. Instructions for those participating in the Extraordinary General Meeting

1. Shareholders registered in the shareholders’ register

In order to have the right to participate in the Extraordinary General Meeting, a shareholder must be registered in the Company’s shareholder register, which is maintained by Euroclear Finland Ltd, no later than on the record date of the Extraordinary General Meeting on August 31, 2017. A shareholder entered in the Company's shareholders’ register wishing to participate in the Extraordinary General Meeting must register for the meeting by 10:00 a.m. Finnish time on September 7, 2017, using one of the following methods:

a)	online through YIT Corporation’s website: www.yitgroup.com/egm2017

b)	by telephone at the number +358 (0)20 770 6890 between 9 a.m. and 4 p.m. on weekdays

The shareholder's name and personal identification number or business ID, as well as the name of his/her eventual assistant or proxy representative and the personal identification number of the proxy representative must be given in connection with the registration. The personal data disclosed by the shareholders to YIT Corporation will only be used in connection with the Extraordinary General Meeting and the processing of related necessary registrations. A shareholder, his/her representative or proxy representative shall present an identity document and/or proxy when requested at the registration desk.

2. Holder of nominee registered shares

A holder of nominee registered shares has the right to participate in the Extraordinary General Meeting based on the shares that would entitle him/her to be registered in the shareholder register maintained by Euroclear Finland Ltd on August 31, 2017. In addition, the right to participate requires that the holder of nominee registered shares is temporarily entered to the shareholder register maintained by Euroclear Finland Ltd based on these shares on September 7, 2017, at 10:00 a.m. at the latest. This is considered registration for the Extraordinary General Meeting as regards nominee registered shares.

Such shareholders are advised to request from their custodian bank the necessary instructions regarding registration in the temporary shareholder register of the Company, the issuing of proxy documents and registration for the Extraordinary General Meeting well in advance. The account operator of the custodian bank has to register a holder of nominee registered shares who wishes to participate in the Extraordinary General Meeting into the temporary shareholders’ register of the Company at the latest by the time stated above.

3. Proxy representative and powers of attorney

A shareholder may participate in the Extraordinary General Meeting and exercise his/her rights at the meeting by way of proxy representation. A proxy representative shall produce a dated proxy document or otherwise in a reliable manner demonstrate his/her right to represent the shareholder. When a shareholder participates in the Extraordinary General Meeting by means of several proxy representatives representing the shareholder with shares held in different securities accounts, the shares by which each proxy representative represents the shareholder shall be identified in connection with the registration for the Extraordinary General Meeting. A proxy template is available on the Company’s website at www.yitgroup.com/egm2017.

Any proxy documents should be notified in connection with the registration and they should be delivered as originals to YIT Corporation, Viivi Kuokkanen, PL 36, 00621,Helsinki, Finland, prior to the end of the registration period. Alternatively, a copy of the proxy may be sent by e-mail to viivi.kuokkanen@yit.fi, in addition to which the original proxy must be presented at the meeting.

4. Other information

Pursuant to Chapter 5, section 25 of the Companies Act, a shareholder who is present at the Extraordinary General Meeting has the right to request information with respect to the matters to be considered at the meeting.

On the date of this notice of the Extraordinary General Meeting, the total number of shares and votes in YIT Corporation is 127 223 422.

Helsinki, July 26, 2017

YIT Corporation

Board of Directors

Distribution: Nasdaq Helsinki, major media, www.yitgroup.com

YIT creates better living environment by developing and constructing housing, business premises, infrastructure and entire areas. Our vision is to bring more life in sustainable cities. We want to focus on caring for customer, visionary urban development, passionate execution and inspiring leadership. Our growth engine is urban development involving partners. Our operating area covers Finland, Russia, the Baltic countries, the Czech Republic, Slovakia and Poland. In 2016, our revenue amounted to nearly EUR 1.8 billion, and we employ about 5,300 employees. Our share is listed on Nasdaq Helsinki. www.yitgroup.com

Notice to Lemminkäinen Shareholders in the United States

The YIT shares to be issued in connection with the merger have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and are being issued in reliance on the exemption from registration set forth in Rule 802 under the Securities Act.

YIT and Lemminkäinen are Finnish companies and the issuance of YIT shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included in this release may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for U.S. shareholders of Lemminkäinen to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the merger, since YIT and Lemminkäinen are located in non-U.S. jurisdictions, and some or all of YIT’s and Lemminkäinen’s officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of Lemminkäinen may not be able to sue YIT or Lemminkäinen or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel YIT or Lemminkäinen to subject themselves to the jurisdiction or judgment of a U.S. court.

Lemminkäinen’s shareholders should be aware that YIT may purchase Lemminkäinen’s shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed merger.

 Appendix 1 Proposed members for YIT Corporation's Board of
Directors Matti Vuoria Chairman born 1951, BA, LL.M. Member
of the Board of Directors and member of the Personnel
Committee of YIT Corporation since 2016. Independent of the
Company and its major shareholders Primary work experience
Varma Mutual Pension Insurance Company, President and CEO
2004 - 2013 Fortum Corporation, Full-time Chairman of the
Board of Directors 1998 - 2003 Ministry of Trade and
Industry, Secretary General 1992 - 1998 Positions of trust
Cleantech Invest Plc., Member of the Board Wihuri Ltd.,
Member of the Board Wihuri Packaging Ltd., Member of the
Board Svenska Handelsbanken, Chairman of Finland Regional
Bank Maanpuolustuksen aloitesaatio, Member of the Board
Mills Enterprises Ltd Oy, Chairman of the Board Berndt
Brunow Vice Chairman Born 1950, B.Sc.(Econ.) Chairman of the
Board of Directors since 2008, a board member since 2002 and
Chairman of the Nomination Committee and the HR Committee of
Lemminkainen Corporation. Independent of the Company and its
major shareholders. Primary work experience Oy Karl Fazer
Ab, Managing Director 2002-2007 Sanitec Corporation,
Managing Director 2000-2002 Over 20 years of experience in
executive positions in the forest industry both in Finland
and abroad Positions of trust Oy Karl Fazer Ab, Chairman of
the Board UPM Kymmene Corporation, Vice Chairman of the
Board Hartwall Capital Ltd, Member of the Board 1

 Proposed members for YIT Corporation's Board of Directors
Erkki Jarvinen Member born 1960, M.Sc. (Econ.), President
and CEO of Tikkurila Group 2009 Member of the Board of
Directors since 2013 and Chairman of the Audit Committee of
YIT Corporation since 2016 Independent of the Company and
its major shareholders. Primary work experience Tikkurila
Group: President and CEO 2009i Rautakirja Corporation:
President and CEO 2001-2008, President of Kiosk operations
1997i2001. Positions of trust Member of the Board of
Directors: Snellman Ltd, Vice Chairman of the Board of
Directors; East Office of Finnish Industries Ltd.; Chemical
Industry Federation of Finland; Association of Finnish Paint
Industry, Chairman of the Board of Directors 2015;
Association of Finnish Advertisers; Helsinki Chamber of
Commerce; Economic Information Office; Member of the
regional offices of the Confederation of Finnish Industries
(EK). Inka Mero Member born 1976, Master of Economics,
Co-Founder and Chairwoman, Pivot5 Oy Member of the Board of
Directors and member of the Personnel Committee of YIT
Corporation since 2016. Independent of the Company and its
major shareholders Primary work experience Pivot5 Oy,
Co-Founder and Chairwoman 2016- KoppiCatch Oy, Co-Founder
and Chairwoman 2008- Playforia Oy, CEO 2006-2008 Nokia Plc,
Director 2005-2006 Digia Plc, VP Sales and Marketing
2001-2005 Sonera Corporation, Investment Manager 1996-2001
Positions of trust Pivot5 Oy, Chairman of Board Fiskars
Corporation, Member of Board Nokian Tyres Plc, Member of
Board KoppiCatch Ltd, Chairman of Board Tiina Tuomela Member
Born 1966, MSc (Eng), MBA, Executive Vice President in
Fortum, Generation Division since 2016 and Member of the
Management Team since 2014 Member of the Board of Directors
and member of the Audit Committee of YIT Corporation since
2017. Independent of the Company and its major shareholders
Primary work experience Fortum Corporation, Executive Vice
President, Nuclear and Thermal Power Division 2014-2016
Fortum Power and Heat Oy, Vice President, Finance in Power
Division 2009-2014 Fortum Power and Heat Oy, Vice President,
Business Control and Support, Generation 2005-2009 Fortum,
several managerial positions (business control, investments, strategy) 1990-2005 Positions of trust Kemijoki Oy, Chairman of the Board and Board member Teollisuuden Voima Oyj, Member of the Board Member of the Board of several companies of the
Fortum Corporation 2

Proposed members for YIT Corporation's Board of Directors



Juhani Mäkinen
Member

Born 1956, Counsellor of Law
Member and Vice Chairman of Board since 2008.
Member of the Audit Committee. (Lemminkäinen)

Independent of the Company and its major shareholders.

Primary work experience

Hannes Snellman Attorneys Ltd, Partner 1985–2010
Scandinavian Law Office, Rotterdam, Netherlands,
Resident lawyer 1982–1984

Positions of trust

Aval Oy, Chairman of the Board
Oy Forcit Ab, Chairman of the Board
Oy Karl Fazer Ab, Member of the Board
Viking Malt Oy, Vice Chairman of the Board
Virala Oy Ab, Member of the Board
JN Uljas, Chairman of the Board
Jane and Aatos Erkko Foundation, Vice Chairman of the Board



Harri-Pekka Kaukonen
Member

Born 1963, Ph.D., Computational material physics,
M.Sc. (Eng., Technical Physics)
Member of the Board since 2017. (Lemminkäinen)

Independent of the Company and its major shareholders.

Primary work experience

Sanoma Corporation, President and CEO 2011–2015
Oy Karl Fazer Ab, various executive positions 2003–2011
McKinsey & Company, partner 1999–2003

Positions of trust

Ahlstrom-Munksjö Oyj, Member of the Board and
Chairman of the Audit Committee
Esperi Care Holding Oy, Chairman of the Board
Evli Oyj, Member of the Board
Lindström Oy, Member of the Board
Renideo Group Oy, Member of the Board
Tieto Oyj, Member of the Board



Kristina Pentti-von Walzel
Member

Born 1978, M.Sc. (Econ.), B.Sc. (Pol.Sc.)
Member of the Board since 2007. Member of the Audit Committee and the Nomination Committee. (Lemminkäinen)

Independent of the Company and its major shareholders.

Primary work experience

Entrepreneur 2016–
Libera, Director 2013–2015
Hanken School of Economics, Campaign Director/fundraising 2008–2011
Work experience placements in the Ministry for Foreign Affairs of Finland as well as in various positions in personnel management and the financial services industry for companies such as Mandatum Stockbrokers Ltd and Fortum Corporation 1999–2006

Positions of trust

Foundation for Economic Education, Member of the Board
CMI Crisis Management Initiative, Member of the Board

3

Distribution: Nasdaq Helsinki, major media, www.yitgroup.com
YIT creates better living environment by developing and
constructing housing, business premises, infrastructure and
entire areas. Our vision is to bring more life in
sustainable cities. We want to focus on caring for customer, visionary urban development, passionate execution and
inspiring leadership. Our growth engine is urban development involving partners. Our operating area covers Finland,
Russia, the Baltic countries, the Czech Republic, Slovakia
and Poland. In 2016, our revenue amounted to nearly EUR 1.8
billion, and we employ about 5,300 employees. Our share is
listed on Nasdaq Helsinki. www.yitgroup.com Notice to
Lemminkainen Shareholders in the United States The YIT
shares to be issued in connection with the merger have not
been registered under the U.S. Securities Act of 1933, as
amended (the "Securities Act") and are being issued in
reliance on the exemption from registration set forth in
Rule 802 under the Securities Act. YIT and Lemminkainen are
Finnish companies and the issuance of YIT shares will be
subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any
financial statements or other financial information included in this release may have been prepared in accordance with
non-U.S. accounting standards that may not be comparable to
the financial statements of U.S. companies or companies
whose financial statements are prepared in accordance with
generally accepted accounting principles in the United
States. It may be difficult for U.S. shareholders of
Lemminkainen to enforce their rights and any claims they may have arising under U.S. federal securities laws in
connection with the merger, since YIT and Lemminkainen are
located in non-U.S. jurisdictions, and some or all of YIT's
and Lemminkainen's officers and directors may be residents
of countries other than the United States. As a result, U.S.
shareholders of Lemminkainen may not be able to sue YIT or
Lemminkainen or their respective officers and directors in a court in Finland for violations of U.S. federal securities
laws. Further, it may be difficult to compel YIT or
Lemminkainen to subject themselves to the jurisdiction or
judgment of a U.S. court. Lemminkainen's shareholders should be aware that YIT may purchase Lemminkainen's shares
otherwise than under the merger, such as in open market or
privately negotiated purchases, at any time during the
pendency of the proposed merger. 4